Exhibit 77(e)15)

SECOND AMENDED SCHEDULE A

The Series of ING Investors Trust (formerly known as The GCG Trust), as described in Section 1 of the attached Portfolio Management Agreement, to which Pacific Investment Management Company LLC shall act as Portfolio Manager are as follows:

ING PIMCO Total Return Bond Portfolio
ING PIMCO High Yield Portfolio

SECOND AMENDED SCHEDULE B

Fee Schedule

For the services provided by Pacific Investment Management Company LLC (the “Portfolio Manager”) to the following Series of ING Investors Trust (formerly known as The GCG Trust), pursuant to the attached Portfolio Management Agreement, Directed Services LLC will pay the Portfolio Manager a fee for each Series, computed daily and payable monthly, at the following annual rates of the average daily net assets of the Series:

Series	Annual Subadviser Fee (as a percentage of average daily net assets)

ING PIMCO Total Return Bond Portfolio 1
If Relationship Net Assets2 equal or exceed $3 Billion, the following fee schedule shall apply to the PIMCO TR Portfolios (as defined below):

0.25% on first $1 billion in assets; and
0.225% on assets over $1 billion3.

If Relationship Net Assets2 are less than $3 Billion, the following fee schedule shall apply:

0.25% on all assets

ING PIMCO High Yield Portfolio	0.25% on all assets

1
The sub-advisory fee for ING PIMCO Total Return Bond Portfolio is based on the aggregated assets of ING PIMCO Total Return Bond Portfolio and ING PIMCO Total Return Portfolio, a series of ING Partners, Inc. (individually a “PIMCO TR Portfolio” and collectively, the “PIMCO TR Portfolios”).

2	The term Relationship Net Assets shall mean the aggregate net assets of each of the series in the ING Fund complex that are subadvised by the Portfolio Manager.

3
The fee rate payable to the Portfolio Manager when the PIMCO TR Portfolios’ assets, in the aggregate, exceed $1 billion would be modified, so that a rate of 0.225% would apply to PIMCO TR Portfolios’aggregate assets over $1 billion.  For purposes of calculating sub-advisory fees payable by  a PIMCO TR Portfolio, the ING Fund accounting department would: (1) determine whether the aggregated assets in the PIMCO TR Portfolios exceed $1 billion; (2) apply a rate of 0.225% to PIMCO TR Portfolios’ aggregated assets in excess of $1 billion; (3) calculate a “blended” fee rate (based upon the 0.25% rate applicable to PIMCO TR Portfolios’aggregated assets of $1 billion and below, and 0.225% for PIMCO TR Portfolios’assets in excess of $1 billion); and (4) apply the “blended” rate to each PIMCO TR Portfolio’s assets.  This sub-advisory fee change is effective on April 1, 2008.